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                                                                   EXHIBIT 10.7

                       RIGHT OF FIRST REFUSAL AGREEMENT

          This RIGHT OF FIRST REFUSAL AGREEMENT (THIS "AGREEMENT"), entered into and made effective as of July ___, 1997, the closing date (THE "CLOSING DATE") of the public offering of Common Stock, $.01 par value per share, on a Form S-11 Registration Statement (THE "REGISTRATION STATEMENT") of IMPERIAL CREDIT COMMERCIAL HOLDINGS, INC., a Maryland corporation ("ICH"), by and among ICH, ICI FUNDING CORPORATION, a California corporation ("ICIFC") IMPERIAL CREDIT MORTGAGE HOLDINGS, INC., a Maryland corporation ("IMH"), IMPERIAL COMMERCIAL CAPITAL CORPORATION, a California corporation ("ICCC") and REIT ADVISORS, INC., ("RAI").

                                   BACKGROUND

          A. Pursuant to that certain Contribution Agreement, effective as of the Closing Date, between ICH and IMH, in exchange for (i) the transfer by IMH to the Company of 100% of the non-voting Preferred Stock of Imperial Commercial Capital Corporation ("ICCC") presently owned by IMH, and (ii) the execution of that certain Non-Competition Agreement, effective as of the Closing Date, between ICH and IMH, and this Agreement, the Company has agreed to issue to IMH that number of shares of ICH Class A Common Stock equal to the product of 95% of the estimated fair value of ICCC on the Closing Date divided by the Subscription Price (as defined in the Registration Statement).

          B. ICH is involved primarily in originating, purchasing, securitizing and selling commercial mortgages and investing in Commercial Mortgages and CMBSs (as defined below). ICCC is the conduit operations of ICH; ICH owns all of the outstanding non-voting preferred stock of ICCC which represents 95% of the economic interest in ICH. IMH's primary business is purchasing, selling, securitizing and investing in residential mortgage loans that do not qualify for purchase by government-sponsored agencies such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") ("NON-CONFORMING MORTGAGE LOANS") and such mortgage loans and securities backed by Non-Conforming Mortgage Loans. ICIFC is the conduit operations of IMH; IMH owns all of the outstanding non-voting preferred stock of ICIFC which represents 99% of the economic interest in ICIFC. On the date of this Agreement, RAI will be involved primarily in overseeing the day-to-day operations of ICH, subject to supervision of ICH's board of directors, including (i) asset-liability management - primarily the analysis and oversight of the purchasing, financing and disposition of ICH assets, (ii) capital management-the oversight of ICH's structuring, analysis, capital raising and investor relations activities, and (iii) operations management-primarily the oversight of ICH's operating subsidiaries, including ICCC.

          C. Due to the nature of the specialty finance business and the parties' past experience, it is likely that RAI will have opportunities to act as the manager of other REITs, some of which may have been or will be affiliated with ICH, ICIFC, IMH or ICCC (such REIT utilizing

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RAI as its manager and is a party to this Agreement, AN "AFFILIATED REIT"), and will have opportunities to acquire and will acquire Commercial Mortgages and CMBSs on behalf of said parties.

          D. To enhance the business opportunities of each of ICH, IMH and any Affiliated REIT, the parties have agreed it would be in their respective best interests to utilize one another as sources to purchase Mortgage Loans (as defined below). In that regard, RAI has agreed that any mortgage loan or mortgage-backed security investment opportunity (AN "INVESTMENT OPPORTUNITY") which is offered to it on behalf of either ICH, IMH or any Affiliated REIT (A "REIT ENTITY") either directly for such REIT Entity or for such REIT Entity through any of its operating subsidiaries, including its conduit operations or that C corporation through which it conducts certain of its operations (each an "OPERATING SUBSIDIARY"), will first be offered to that REIT Entity (THE "PRINCIPAL PARTY") for exploitation either directly by such REIT Entity or through any of its Operating Subsidiaries, whose initial primary business as described in said Principal Party's initial public offering documentation (THE "INITIAL PRIMARY BUSINESS") most closely aligns with such Investment Opportunity.

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

          1.   Definitions.
               -----------

          "AGENCY CERTIFICATES" means Pass-Through Certificates guaranteed by the FNMA, FHLMC or the Government National Mortgage Association ("GNMA").

          "BUSINESS DAY" means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close.

          "CMBSS" means (1) Pass-Through Certificates and (2) REMICs.

          "CMO" means an adjustable or fixed-rate debt obligation (bond) that is collateralized by mortgage loans or mortgage certificates and issued by private institutions.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMERCIAL MORTGAGES" means commercial mortgage assets including condo-conversion, multi-family property and cooperative apartment mortgage loans on commercial real property such as industrial and warehouse properties, office buildings, retail space and shopping malls, hotels and motels, nursing homes, hospitals, congregate care facilities and senior living centers.

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          "CONFORMING MORTGAGE LOANS" mean mortgage loans that qualify for purchase by FNMA and FHLMC.

          "MORTGAGE LOANS" means Conforming Mortgage Loans, Non-Conforming Mortgage Loans, Commercial Mortgages and any financing offered by any Affiliated REIT.

          "NOTICE OF FIRST REFUSAL" means a written notice to be delivered by or for RAI to ICH, IMH or any Affiliated REIT or by or for ICH, IMH or any Affiliated REIT to RAI, as applicable, setting forth the option to enter into an Investment Opportunity, provided in Section 2 hereof, which notice shall specify in reasonable detail the price, terms and conditions of the Investment Opportunity.

          "PARTICIPANT" means any of ICH, IMH or any Affiliated REIT which is not a Principal Party with respect to an Investment Opportunity.

          "PASS-THROUGH CERTIFICATES" means securities (or interests therein) which are Qualified REIT Assets evidencing undivided ownership interests in a pool of Mortgage Loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective, undivided interests in the pool. Pass-Through Certificates evidence interests in loans secured by multi-family or commercial real estate properties.

          "PURCHASE PRICE" means the price to be paid for loans specified in a Notice of First Refusal.

          "QUALIFIED REIT ASSETS" means Pass-Through Certificates, Mortgage Loans, Agency Certificates and other assets of the type described in Code
Section 856(c)(6)(B).

          "REMICS" means serially maturing debt securities secured by a pool of Mortgage Loans, the payments on which bear a relationship to the debt securities, and the issuer of which qualifies as a Real Estate Mortgage Investment Conduit under Section 860D of the Code.

          "RESPONSE" means a written letter of acceptance or rejection of a Notice of First Refusal by either ICH, IMH or any Affiliated REIT, as applicable, as set forth in Section 2.2 hereof.

          "THIRD PARTY" means any individual, corporation, partnership, association, limited liability company, trust or any unincorporated organization other than ICH, IMH, RAI or any Affiliated REIT or their Operating Subsidiaries.

          2.   RAI Offer of Investment Opportunities to ICH, IMH and any
               ---------------------------------------------------------
Affiliated REITs.
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          2.1  If  RAI is offered an Investment Opportunity on behalf of any of
ICH, IMH or an Affiliated REIT, for exploitation either directly by such REIT Entity or by such REIT Entity through any of its Operating Subsidiaries, RAI agrees to first offer such Investment Opportunity to the Principal Party, for exploitation either directly by the Principal Party or through any of its Operating Subsidiaries whose Initial Primary Business most closely aligns with such Investment Opportunity on terms and conditions no less favorable than as first presented to RAI and deliver to the Principal Party a Notice of First Refusal within [2] days of its receipt of the Investment Opportunity.

          2.2 Upon receipt of a Notice of First Refusal from RAI, ICH, IMH or any Affiliated REIT, as the case may be, shall have five (5) Business Days to either accept or reject the Notice of First Refusal by delivering a Response to RAI. Upon acceptance by ICH, IMH or any Affiliated REIT, as the case may be, through a Response, the Notice of First Refusal shall constitute the binding agreement of RAI to pursue with commercially reasonable efforts such Investment Opportunity on the terms and subject to the conditions set forth therein, either directly by such party or through any of its Operating Subsidiaries. Each applicable, Operating Subsidiary agrees to take all action necessary to effectuate all action necessary to effectuate the pursuit of such Investment Opportunity. If RAI does not receive a Response from ICH, IMH or any Affiliated REIT, as the case may be, or the Principal Party declines the Investment Opportunity within five (5) Business Days, RAI will make an independent evaluation of which Participant's business is more greatly enhanced by such opportunity. A similar Notice of First Refusal shall be forwarded by RAI to such Participant and said Participant shall have five (5) Business Days in which to respond to its Notice of First Refusal. Should such Participant decline to pursue the Investment Opportunity, RAI, in its discretion, shall (a) make another independent evaluation of which remaining Participant's business is more greatly enhanced by such opportunity and (b) deliver a Notice of First Refusal to such Participant. Such Participant shall have five (5) Business Days to accept or reject the Notice of First Refusal by delivering a Response to RAI. Should all Participants decline to pursue the Investment Opportunity, then RAI shall have the right to present such Investment Opportunity to a Third Party. The five (5) Business Day periods specified in this Subsection 2.2 may be extended upon mutual written agreement of the parties.

          2.3 RAI may only present an Investment Opportunity contained in a Notice of First Refusal to IMH, ICH, any Affiliated REIT or Third Party on terms no less favorable than as first presented to RAI and then as set forth to ICH, IMH or any Affiliated REIT, as the case may be, in said Notice of First Refusal.

          3.   IMH, ICH and Any Affiliated REIT Right of First Refusal.
               -------------------------------------------------------

          3.1 Should either of IMH, ICH or any Affiliated REIT, or any of their Operating Subsidiaries, be offered an Investment Opportunity which falls outside the scope of the Initial Primary Business of IMH, ICH or any Affiliated REIT or the Initial Primary Business of the REIT Entity associated with the applicable Operating Subsidiary, as the case may be, it will first be offered

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to the Principal Party whose Initial Primary Business most closely aligns with such Investment Opportunity on terms and conditions no less favorable as first presented to IMH, ICH or any Affiliated REIT or any of their Operating Subsidiaries, as the case may be, and a Notice of First Refusal shall be delivered to the Principal Party with [2] days of the receipt of such Investment Opportunity.

          3.2 Upon receipt of a Notice of First Refusal from either of IMH, ICH or any Affiliated REIT, as the case may be, the Principal Party shall have five
(5) Business Days to either accept or reject the Notice of First Refusal by delivering a Response to IMH, ICH or any Affiliated REIT, as the case may be. Upon acceptance by the Principal Party through a Response, the Notice of First Refusal shall constitute the binding agreement of IMH, ICH or any Affiliated REIT as the case may be, to pursue with commercially responsible efforts such Investment Opportunity in the terms and conditions set forth therein either directly by such party or through any of its Operating Subsidiaries. Each applicable Operating Subsidiary agrees to take all action necessary to effectuate the pursuit of such Investment Opportunity. If IMH, ICH or any Affiliated REIT does not receive a Response from the Principal Party, within five (5) Business Days, or such Principal Party declines such Notice of First Refusal, IMH, ICH or any Affiliated REIT, as the case may be shall have the right to pursue such Investment Opportunity, either directly or through any of their respective Operating Subsidiaries. The five (5) Business Day period specified in this subsection 3.2 may be extended upon mutual written agreement of the parties.

          3.3 IMH, ICH or any Affiliated REIT may only pursue an Investment Opportunity contained in a Notice of First Refusal to the Principal Party on terms no less favorable than as presented to IMH, ICH or any Affiliated REIT, or any of their Operating Subsidiaries, and then as set forth to the Principal Party on said Notice of First Refusal.

          4.   Term.  The term of this Agreement shall be ten (10) years from
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the date hereof.

          5.   Affiliated REITs to be Parties.  The parties hereto agree to use
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all reasonable efforts to cause each Affiliated REIT,  if any, to become parties to this Agreement.

          6.   Injunctive Relief.  Each of  RAI, ICH, IMH and any Affiliated
               -----------------
REIT hereby acknowledges and agrees that it would be difficult to fully compensate each other for damages resulting from the breach or threatened breach of Sections 2 and 3, as they apply to each party herein and, accordingly, that each of RAI, ICH, IMH and any Affiliated REIT shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages therewith. This provision with respect to injunctive relief shall not, however, diminish each of RAI's, ICH's, IMH's and any Affiliated REIT's right to claim and recover damages or enforce any other of its legal and/or equitable rights or defenses.

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          7.   Severable Provisions.  The provisions of this Agreement are
               --------------------
severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

          8.   Binding Agreement.  This Agreement shall inure to the benefit of
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and shall be binding upon the parties hereto and their successors and assigns.

          9.   Captions.  The Section captions are inserted only as a matter of
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convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

          10.  Entire Agreement.  This Agreement contains the entire agreement
               ----------------
of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between the parties hereto.

          11.  Amendments.  This Agreement shall not be amended, changed,
               ----------
modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties hereto, or their respective successors or assigns, or otherwise as provided herein. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

          12.  Governing Law.  This Agreement shall be governed and construed in
               -------------
accordance with the laws of the State of California applicable to contracts made and performed in said state, without regard to conflicts of laws principles.

          13.  Notices.
               -------

          13.1 All notices and other communications under this Agreement, other than Notices of First Refusal and Responses (which shall be governed by subsection 13.2 below), shall be in writing (including, without limitation, telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

          If to ICH or ICCC, to:

          c/o Imperial Credit Commercial Holdings, Inc.
          20371 Irvine Avenue
          Santa Ana Heights, California 92702

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          Telephone:  (714) 556-0122
          Facsimile:  (714) 438-2150
          Attention:  Joseph R. Tomkinson
                      Chief Executive Officer

          If to IMH or ICIFC, to:

          c/o Imperial Credit Mortgage Holdings, Inc.
          20371 Irvine Avenue
          Santa Ana Heights, California 92702
          Telephone:  (714) 556-0122
          Facsimile:  (714) 438-2150
          Attention:  William S. Ashmore
                      President

          If to RAI, to:

          REIT Advisors, Inc.
          20371 Irvine Avenue
          Santa Ana Heights, California 92702
          Telephone:  (714) 556-0122
          Facsimile:  (714) 438-2150
          Attention:  Richard J. Johnson
                      Chief Financial Officer

All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, cabled or delivered, be effective three days after deposit in the mails, delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company, delivered by hand to the addressee or one day after delivery to the courier service.

          13.2 Each Notice of First Refusal and Response under this Agreement shall be in writing and telecopied or delivered by hand during normal business hours (i.e., 9:00 a.m. - 5:00 p.m. California time) to an officer of the party to whom it is addressed at the address specified in subsection 13.1 above (or to such other address as such party may have specified by notice given to the other party pursuant to subsection 13.1), or in the case of any Affiliated REIT, to an address specified by such Affiliated REIT. Each such Notice of First Refusal and Response shall be effective immediately when telecopied with confirmation of receipt or delivered by hand to the addressee.

          14.  Arbitration.
               -----------

          (a) Each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to this Agreement gives written notice to the other that a controversy, dispute or claim exists), will be

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settled by binding arbitration in Orange County, California in accordance with the provisions of the Judicial Arbitration and Mediation Services, which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim, and the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court of Orange County (THE "COURT"). Any decision rendered by the arbitrator and such arbitration will be final, binding and conclusive and judgment shall be entered pursuant to the California Code of Civil Procedure Section 644 in any court in the State of California having jurisdiction.

          (b) Except as expressly set forth in this Agreement, the arbitrator shall determine the manner in which the proceeding is conducted, including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the proceeding. All proceedings and hearings conducted before the arbitrator, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the arbitrator. The party making such a request shall have the obligation to arrange for any pay for the court reporter. The costs of the court reporter shall be borne equally by the parties.

          (c) The arbitrator shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the state of California will be applicable to the proceeding. The arbitrator shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The arbitrator shall issue a single judgment at the close of the proceeding which shall dispose of all of the claims of the parties that are the subject of the proceeding. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the arbitrator. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a proceeding governed under this provision.

          15.  Attorneys' Fees.  In the event that any party shall bring an
               ---------------
action or proceeding in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expense of litigation or arbitration, including reasonable attorneys', fees, court costs, costs of investigation and other costs reasonably related to such proceeding.

          16.  Waiver.  Any forbearance by a party to this Agreement in
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exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver of or preclude the exercise of that or any other right or remedy.

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          17.  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.


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          IN WITNESS WHEREOF, this Agreement is made as of the day and year first above written.


                         IMPERIAL CREDIT COMMERCIAL HOLDINGS, INC., a Maryland corporation


                         By:_______________________________
                            Name:   Joseph R. Tomkinson
                            Title:  Chief Executive Officer

                         IMPERIAL COMMERCIAL CAPITAL CORPORATION
                         a California corporation


                         By:_______________________________
                            Name:   Joseph R. Tomkinson
                            Title:  Chief Executive Officer


                         IMPERIAL CREDIT MORTGAGE HOLDINGS, INC., a Maryland corporation


                         By:_______________________________
                            Name:   William S. Ashmore
                            Title:  President

                         ICI FUNDING CORPORATION,
                         a California corporation


                         By:_______________________________
                            Name:   William S. Ashmore
                            Title:  President

                         REIT ADVISORS, INC.,
                         a California company


                         By:_______________________________
                            Name:   Richard J. Johnson
                            Title:  Chief Financial Officer

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